Exhibit 10.1
WOLFSPEED, INC.
WOLFSPEED BONUS PLAN
Effective for Fiscal Year 2024
1.PURPOSE
1.1.The purpose of this Wolfspeed Bonus Plan (the “Plan”) is to motivate and reward excellent performance, to attract and retain outstanding employees, to create a strong link between individual performance and the Company’s operating and strategic plans, to achieve greater corporate performance by focusing on results, and to encourage teamwork at the highest levels within the organization. The Plan rewards Participants with cash payments based on their contributions and the attainment of specific corporate goals.
1.2.For purposes of this Plan, the “Company” collectively includes Wolfspeed, Inc. (“Wolfspeed”) and its Plan-participating subsidiaries and affiliates as they exist from time to time.
2.DEFINITIONS
2.1.Annual Award Results – a percentage reflecting achievement of the Annual Performance Goals for the fiscal year.
2.2.Annual Performance Goals – Financial targets and other initiatives as recommended by the CEO and approved by the Compensation Committee and detailed in section 4.2.
2.3.Base Salary – the Participant’s annual base salary for the fiscal year, except as otherwise provided in this Plan.
2.4.Business Unit – a material subsidiary or a business division or business segment of the Company.
2.5.Change in Control – for purposes of this Plan, a “Change in Control” will be deemed to have occurred upon the happening of any of the following events:
2.5.1.Any “Person” as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as now in effect or as hereafter amended (the “Act”), including a “group” (as that term is used in Sections 13(d)(3) and 14(d)(2) of the Act), but excluding the Wolfspeed Entities and any employee benefit plan sponsored or maintained by any Wolfspeed Entity (including any trustee of such plan acting as trustee), who together with its “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Act) becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Act) of more than 50% of the then-outstanding shares of common stock of Wolfspeed or the combined voting power of the then-outstanding securities of Wolfspeed entitled to vote generally in the election of its directors. For purposes of calculating the number of shares or voting power held by such Person and its affiliates and associates under this clause 2.5.1, there shall be excluded any securities acquired by such Person or its affiliates or associates directly from any Wolfspeed Entity;
2.5.2.A sale or other disposition of all or substantially all of the Company’s assets is consummated, other than such a sale or disposition that would not have constituted a Change of Control under clause 2.5.4 below had it been structured as a merger or consolidation;

2.5.3.The shareholders of Wolfspeed approve a definitive agreement or plan to liquidate the Company;
2.5.4.A merger or consolidation of the Company with and into another entity is consummated, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were Incumbent Directors (as defined in clause 2.5.5 below) at the time of execution of the initial agreement providing for such transaction, (2) no “Person” (as defined in clause 2.5.1 above), together with its “affiliates” and “associates” (as defined in clause 2.5.1 above), is the “Beneficial Owner” (as defined in clause 2.5.1 above), directly or indirectly, of more than 50% of the then-outstanding equity interests of the surviving entity or the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body, and (3) more than 50% of the then-outstanding equity interests of the surviving entity and the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is “Beneficially Owned”, directly or indirectly, by all or substantially all of the individuals and entities who were the “Beneficial Owners” of the shares of common stock of Wolfspeed immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction;
2.5.5.During any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this clause 2.5.5, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election context subject to Rule 14a-11 of Regulation 14A promulgated under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person” (as defined in clause 2.5.1 above) other than the Board; or
2.5.6.The sale, transfer or other disposition of all or substantially all of the stock or assets of a Business Unit, or a similar transaction as the Board, in each case, in its sole discretion, may determine to be a Change in Control for any Participant under this Plan; provided, however, that a Change in Control may only be deemed to occur under this clause 2.5.6 for a Participant if (i) the Board has determined such transaction to constitute a Change in Control for such Business Unit, and (ii) the Participant primarily worked or spent a majority of his or her time working in or for such Business Unit; and provided further, that for the avoidance of doubt, the term “Change in Control” shall not include (i) a transaction the sole purpose of which is to change the state of any Wolfspeed Entity’s incorporation; or (ii) the initial public offering of the stock of a Business Unit of the Company, and any subsequent sell down of the stock of the Business Unit by the Company.
2.6.Code – the Internal Revenue Code of 1986, as amended and any successor to such code and, where applicable, the corresponding Treasury Regulations promulgated thereunder.
2.7.Named Executive Officers or NEOs – the individuals identified as the “named executive officers” under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, in the Company’s most recent proxy statement filed with the Securities and Exchange Commission.

2.8.Participant – all Wolfspeed employees who meet the Eligibility requirements under clause 3.1.
2.9.Performance Period – a period over which performance is measured and relative to which incentive amounts are calculated and paid to a Participant, as set forth in Paragraph 4.
2.10.Plan Administrator – the Company’s Compensation Committee with respect to all decisions under the Plan concerning, affecting or related to the compensation of Named Executive Officers, and the Chief Executive Officer (“CEO”) with respect to all other aspects of the Plan, including compensation of all Participants other than Named Executive Officers; provided, however, that the CEO may delegate all or a portion of the CEO’s powers and duties to the Senior Vice President Human Resources, in coordination with the Senior Director Total Rewards, unless the Plan expressly reserves such powers and duties to the CEO.
2.11.Plan Year – the Company’s fiscal year.
2.12.Retirement – a Participant’s voluntary termination of employment after they have reached the age of 55 years and have completed at least five years of service (full-time or full-time equivalent) with the Company so long as the Participant has no immediate plans to work in the same or similar occupation with another employer or on a self-employed basis after such termination of employment.
2.13.Target Award Levels –expressed as a percentage of Base Salary and vary by position. A Participant’s designated Target Award Level represents the award level for 100% achievement of all objectives by that Participant and the Company during a Plan Year.
2.14.Wolfspeed Entity or Wolfspeed Entities – for purposes of this Plan, “Wolfspeed Entity” or “Wolfspeed Entities” mean the Company and its successors and assigns as well as any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b), as modified by Code Section 415(h)) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c), as modified by Code Section 415(h)) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).
3.ELIGIBILITY
3.1.To be eligible to participate in the Plan, an employee must: (i) be a regular, full-time or part-time employee (excluding employees classified as part-time casual, cooperative (co-op), intern, consultant or contingent workers of the Company, or “leased” employees), who is paid through the Company’s payroll system(s); (ii) be an eligible employee qualifying for and designated as a Participant on/by May 1 of the applicable Plan Year; and (iii) not be disqualified from participation in the Plan as provided below. An employee is disqualified from participation in the Plan for any Performance Period in which: (a) the employee is on disability leave, an unpaid leave of absence or a leave covered by worker’s compensation insurance, or any combination of the foregoing, for the entire Performance Period, unless such disqualification is otherwise prohibited by law; (b) the Plan Administrator exercises the right, as provided in Paragraph 3.2 below, to terminate employee’s participation in the Plan prior to the end of such Performance Period on account of a material change in the employee’s duties and responsibilities; or (c) the employee is not employed by the Company on the last day of the Plan Year, except in the case of termination of employment due to the Participant’s Retirement, death or Disability, subject to Paragraph 5.8 below or in the case of termination of employment due to a Change in Control, subject to Paragraph 5.9. For purposes of this Plan, the term “Disability” shall mean meeting the requirements for benefits under the Company’s long-term disability (“LTD”) plan or, in the case of a Participant who is not eligible to participate in the LTD plan, the determination by a qualified, objective medical professional that the Participant is “disabled,” as such term is defined in the LTD plan. Additionally, in the sole discretion of the Plan Administrator, any individual previously designated as a Participant who is not employed by the Company on the date of payout as a result of the individual’s termination of employment from the Company for “cause” (as determined in the discretion of the Compensation Committee for Named Executive Officers or by the CEO for all other Participants), shall not be eligible to participate in the Plan or receive any benefits hereunder. Moreover, unless approved by the Compensation Committee for Named Executive Officers or by the Plan Administrator or designee for all other Participants, no Participant in this Plan may participate simultaneously in any other Company incentive plan that provides for payment of cash compensation based on achievement of individual sales or performance goals and/or corporate, subsidiary or division financial or performance goals (including, but not limited to, any sales incentive or commission plan or any substantially similar incentive cash compensation program), whether or not there is a payout under such other plan for the Performance Period.
3.2.The Plan Administrator reserves the right to disqualify an otherwise eligible Participant from receiving a payment under the Plan if the Company terminates the Participant’s employment before payment is made, whether during or after the Plan Year, as a result of the Participant engaging in any activity deemed by the Compensation Committee for Named Executive Officers or by the CEO for all other Participants to be detrimental to the Company, including without limitation, breach by the Participant of any confidentiality, non-competition or non-solicitation obligation, or any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company, any other activity that would have resulted in disciplinary action against such Participant or on grounds that constitute cause in the discretion of the Plan Administrator or designee, as applicable.
4.AWARDS
4.1.The bonus pool is primarily determined based on Company performance against the Annual Performance Goals.
4.1.1.The amount of any subsequent bonus payout award to a Participant from the bonus pool is determined based on multiple factors including, but not limited to, management discretion and individual performance.
4.2.The CEO will recommend, and the Compensation Committee will review and adopt Annual Performance Goals during the first fiscal quarter of each Plan Year. The statement of Annual Performance Goals will include a method of calculating a percentage reflecting the level of achievement of each measure comprising the goals, with full achievement of the target assigned 100% and failure to meet a specified threshold for the measure assigned 0%. Performance in excess of the target for the measure may be assigned percentages greater than 100%, up to a maximum percentage corresponding to a specified maximum amount for the measure. (Notwithstanding the foregoing, if the specified annual threshold for EBITDA is not achieved, the maximum percentage possible for the ESG measure shall be capped at 100% without regard to specific ESG performance.) Unless otherwise provided in the statement of Annual Performance Goals, performance against each measure will be weighted as follows in determining the amount of any bonus payout award and the bonus payout award percentage will be the average of the individual percentages of achievement of each measure, rounded to the nearest whole percentage.

4.2.1.Revenue– 30.0%
4.2.2.Gross Profit Margin (non-GAAP) – 30.0%
4.2.3.Adjusted EBITDA – 30.0%
4.2.4.ESG (Environmental, Social, and Governance) Initiatives – 10.0%
4.3.The Compensation Committee shall determine if the bonus pool for all Participants in the Plan is to be adjusted up or down based on the achievement, or failure to achieve, certain pre-determined safety measures, all as determined in the Compensation Committee’s sole and exclusive discretion.
4.4.The bonus pool amount will equal the product of all eligible Participants’ Base Salary, the Participants’ Target Award Level and the Annual Award Results. The bonus pool will consider changes to the Participants’ Base Salary and Target Award Level during the fiscal year. Adjustments may also be made based on the available bonus pool and based upon the CEO’s discretion as outlined in Paragraph 5.4. Any corresponding awards will be paid to eligible Participants following the approval of the amount by the Plan Administrator.
4.5.The Compensation Committee shall have the authority to adjust the Annual Performance Goals, in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations, government policies or accounting principles. Payments will be calculated for the Plan Year based on actual performance achievement and may be amended as described in Paragraph 5.
4.6.If an employee becomes a Participant during a Performance Period, then, unless otherwise approved by the Compensation Committee for Named Executive Officers or by the Plan Administrator for other employees, the Participant’s bonus payout award amount for that Performance Period shall be prorated to reflect the portion of the period he or she participated in the Plan.
4.7.If a Participant is on a leave of absence (other than a leave of absence where the Participant continues to be paid his or her full base salary through the Company’s payroll system(s), except payments received under the Company’s short term disability income protection plan), for all or part of a Performance Period, to the extent permitted by applicable law, the bonus payout award amount for that Performance Period shall be prorated to reflect changes to the Participants’ Base Salary and Target Award Level, if any, during the fiscal year.
4.8.If the Compensation Committee for Named Executive Officers approves a change in a Named Executive Officer’s Base Salary and/or Target Award Level during the fiscal year, or if there is a Base Salary and/or Target Award Level change for other Participants (i.e., not Named Executive Officers) during the fiscal year, the bonus award payout amount shall be prorated to reflect the Base Salary and/or Target Award Level change(s).
5.ADMINISTRATION
5.1.The Plan Administrators, in their respective capacities, have sole and exclusive authority to interpret the Plan and decide on all questions with respect to administration, participation, and determination of awards under this Plan, and the Plan Administrators’ interpretations and determinations, in their respective capacities, shall be final, binding, and conclusive on all Participants and their heirs and assigns. The Plan Administrator or designee will have oversight and responsibility for consistent application of the Plan, appropriate documentation and timely payment.
5.2.At all times, this Plan shall be interpreted and operated so that the awards payable under this Plan shall either be exempt from or comply with the provisions of Section 409A of the Code, the treasury regulations promulgated thereunder, and applicable guidance relating thereto (collectively “Section 409A”) so as not to subject any Plan Participant to the payment of interest and/or any tax penalty that may be imposed under Section 409A with respect to the Plan.
5.3.This Plan shall not be construed to give Participants a right of continued employment with the Company. The establishment and maintenance of this Plan shall in no way affect the Company's ability to alter or terminate the terms of a Participant’s employment with the Company or to require or otherwise determine the award of future bonuses or other incentive compensation awards, if any, to employees of the Company.
5.4.In order to ensure the Company’s best interests are met, the amount of the bonus pool calculated in accordance with this Plan may be increased, decreased or eliminated at any time prior to payment, in the sole discretion of the CEO except that no change with respect to any award to any Named Executive Officer of the Company shall be made without Compensation Committee approval.
5.4.1.With respect to the CEO discretion outlined in this Paragraph, the increase, decrease or elimination of the bonus pool shall not exceed greater than 10% of the overall targeted pool if the Company fails to achieve one or more of the targeted goals, without approval of the Compensation Committee.
5.5.When awarded, payments under the Plan will be made as soon as practicable after the end of the applicable award period, and in any event, payments will be made no later than the end of the second fiscal quarter following the Plan Year to which the payments relate. Notwithstanding the foregoing, if a Participant is eligible for payment of an award following a Participant’s death before the end of the Plan Year as provided in Paragraph 5.8, the payment will be made based upon target level performance as soon as practicable following the Participant’s death. If a Participant is eligible for payment of an award following termination of Participant’s employment before the end of the Plan Year due to Participant’s Disability or Retirement, payment will be made based upon actual performance as soon as practicable after the end of the applicable award period. In all cases, any payment due following a Participant’s death, Disability or Retirement shall be paid no later than the end of the second fiscal quarter following the Plan Year to which the payments relate.
5.6.Unless otherwise provided in the individual’s employment offer, a new hire will commence participation in the Plan as of the date of hire. To be eligible to participate in the current fiscal year of the Plan, the employee must be hired on or before May 1 of the fiscal year. An existing employee who becomes eligible to participate in the Plan after the start of the Plan Year will commence participation in the Plan on the start date approved by the Compensation Committee in the case of a Named Executive Officer, or by the Plan Administrator in all other cases.
5.7.If a Participant in the Plan remains employed by the Company in good standing, but, after the start of the Plan Year, becomes ineligible to continue to participate in the Plan for whatever reason, unless otherwise approved by the Compensation Committee in the case of a Named Executive Officer, or by the Plan Administrator in all other cases, the individual’s bonus payout award amount may be prorated to reflect the portion of the period the individual was eligible under the Plan.

5.8.In the case of termination of employment due to a Participant’s Retirement, death, or Disability (as Disability is defined in Paragraph 3.1 above), the Participant will be entitled to a payment under this Plan, and the Participant’s bonus payout award amount for that Performance Period may be prorated to reflect the portion of the period the Participant was employed.
5.9.In the case of a Change in Control occurring during a Plan Year, a Participant whose employment is terminated before the end of such Plan Year due to such Change in Control will be entitled to a payment under this Plan in the amount and within the time period outlined in the applicable Severance Plan.
5.10.This Plan will be reviewed and evaluated at minimum on an annual basis. The Company has no obligation to implement the Plan for any fiscal period and has the right at any time, without notice, to update, modify or discontinue the Plan or any practice under which any similar payments have been previously made; provided, however, that the Company may not amend or terminate the Plan in a manner that affects a payment that has already become payable to a Participant.
6.OTHER PROVISIONS
6.1.Non-Transferability. No right or interest of any Participant in this Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, and bankruptcy, except that the right to receive any form of compensation payable hereunder may be assigned or transferred by will or laws of descent and distribution.
6.2.No Rights to Company Assets. No Plan Participant nor any other person will have a right in, nor title to, any assets, funds or property of the Company or any of its subsidiaries through this Plan. Any earned incentives will be payable from the Company’s general assets. Nothing contained in this Plan constitutes a guarantee by the Company or any of its subsidiaries that the assets of the Company and its subsidiaries will be sufficient to pay any earned incentives. The Plan is adopted as an unsecured and unfunded bonus compensation plan of the Company exempt from the Employee Retirement Income Security Act of 1974, as amended.
6.3.Priority of Written Agreement. Notwithstanding any language in this Plan to the contrary, the terms and conditions of any written agreement between the Company and a Participant regarding payment of one or more awards upon termination of employment for any reason or in the event of a Change in Control shall supersede and control with respect to payment of any such awards to the Participant and no payments (other than those already earned but not yet paid) will occur under this Plan except as provided in such written agreement, provided that the written agreement was approved by the Compensation Committee if the Participant was a Named Executive Officer at the time of execution of the agreement, or by the Plan Administrator in any other case.

7.TAXES.

7.1.Section 409A of the Internal Revenue Code. The parties intend that any payment or benefits hereunder that shall constitute non-qualified deferred compensation within the meaning of Section 409A shall be exempt from Section 409A or administered in compliance with Section 409A and all provisions of this Plan shall be construed in a manner consistent with such intention. In addition, the parties intend that any payment qualifying for a Section 409A exemption be treated as such to the maximum extent permitted by law. If the Company determines, in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that a delay in benefits provided under this Plan is necessary to comply with Code Section 409A(A)(2)(B)(i) since a Participant is a Specified Employee thereunder, then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided under this Plan, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of a Participant’s separation from service (the “409A Delay Period”) to the extent required to comply with Section 409A. In such event, any post separation payments provided under this Plan that would otherwise be due and payable to a Participant during the 409A Delay Period shall not commence until, and shall be made to the Participant in a lump sum cash amount on the first business day after, the date that is six (6) months following the Participant’s “separation from service” (as such term is defined in Section 409A).

7.2.Parachute Payment Limitation. In the event amounts payable under this Plan or otherwise are contingent on a Change in Control for purposes of Section 280G of the Code, and it is determined by a public accounting firm or legal counsel authorized to practice before the Internal Revenue Service selected by the Company that any payment or benefit made or provided to a Participant in connection with this Plan or otherwise (“Payment” or collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), the Award under this Plan shall be payable in full or, if applicable, in such lesser amount which would result in no portion of such Award being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in a Participant’s receipt, on an after-tax basis, of the greatest amount of the Award under this Plan.